Exhibit 10.20

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (“Agreement”) is entered into by Brian Baird (hereinafter “You” or “Your”) and Frank’s International, LLC (hereinafter “Company”). You agree to the terms of this Agreement in consideration of the following:

1. Last Day of Employment (Separation Date). Per your request, your last day of employment with the Company is June 30, 2015, unless the Company, in its discretion, may decide to release you earlier for reasons other than set forth below. In order to remain on the payroll until the aforementioned date and receive the Consideration set forth in Paragraph “2” below, you are required to: 1) continue to perform your duties to the satisfaction of the Company, (2) comply with all company policies and procedures, (3) and assist with transition duties, and additional projects, when and as needed. If you fail to comply with the obligations set forth above or voluntarily resign before the Separation Date, you will be removed from the payroll and forfeit eligibility for the Consideration set forth in Paragraph “2” below.

2. Consideration. After your employment ends on June 30, 2015 (hereinafter “Separation Date”), and you comply with the conditions set forth below, you will receive;

a.	$822,198 of pay, minus federal and state withholdings as severance pay;

b.	Payment for accrued and unused vacation and sick leave;

c.
Long Term Incentives including (i) the vested and unvested Executive Deferred Compensation Plan balance as of Separation Date, (ii) the vested and unvested Restricted Stock Unit grants issued pursuant to the Company’s 2013 Long Term Incentive Plan, and (iii) the vested balance of the Frank’s International, Inc. Employees’ 401K Plan, in each case per the applicable plan documents (collectively, the “Incentive Plans”); and

d.	Up to 18 months of COBRA subsidy for group health plans.

3. Release. In exchange for, and subject to your receipt of, the above consideration, you now agree to the following terms:

You hereby release and forever discharge, for you, your heirs, executors, administrators, legal representatives and assigns, the Company, its predecessors, successors, assigns, officials, officers, Board members, employees, subsidiaries, affiliated entities, agents, lessees, managers, underwriters and insurers, and every other person, firm, underwriter, insurer, partnership, organization or corporation, hereinafter referred to as “the Parties to be Released,” who might be, or might hereafter become liable for any and all claims, debts, damages and causes of action of whatsoever nature, whether known or unknown, whether growing out of tort, contract, quasi-contract, compensation, employment discrimination, or otherwise, including, but not limited to, the U. S. Constitution and laws of the United States, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA”), the laws of the State of any state which may provide you, or an heir, executor, administrator, legal representative and/or assign of you, with a cause of action for damages or injunctive relief, including but not limited to, breach of contract, liquidated damages, compensatory damages, wages, emotional or psychological damage or distress, punitive damages, attorney's fees, medical and health insurance benefits, vacation benefits, penalties, interest, costs, employment, reemployment, or any other legally or equitably recoverable categories of relief which you have or may have against the Parties to be Released, their current or former officers, current or former employees, current or former managers, current or former members of the Board of Directors, directly or indirectly connected with your employment with the Company. You also agree to not seek employment with the Company in the next six months from Separation Date.

You acknowledge that you have had a reasonable opportunity to consider this Agreement. You understand and acknowledge that the payment to you of the amounts provided for herein will constitute receipt by you of consideration to which you are otherwise not entitled and that such amounts are sufficient to support this Agreement. You further acknowledge that you are not relying upon any representations, assertions, promises, assumed action or inaction, of any other person in entering into this Agreement. You acknowledge that the Parties' complete agreement is contained in this document. You are signing this Agreement knowingly and willingly and have been advised to confer regarding it with counsel of his choice. You also agree that nothing in this Agreement is to be construed as an admission of liability of any nature.

4. Covenant Not to Sue. You represent that you have not filed any claims, lawsuits or actions with any local, state, or federal court against the Company and agree not to do so based on any matter covered by this release of claims. You acknowledge that if you violate this Agreement by filing or bringing any claims, or actions contrary to this paragraph, except for filing a charge or complaint with the Equal Employment Opportunity Commission, in addition to any other remedies that may be available to the Company including, but not limited to, remedies for breach of contract, you will pay all costs and expenses of the Company in defending against such claims, or actions brought by you, including reasonable attorney’s fees.

5. Non-Disparagement. You agree to not make any disparaging or negative comments about the Company, its customers and its suppliers, and their respective managers, executives, employees and representatives, and the Company agrees not to make any disparaging or negative comments about you. A violation or threatened violation of this Section by either party may be enjoined by the courts. The rights afforded the Company, its affiliates, and you under this provision are in addition to any and all rights and remedies otherwise afforded by law.

6. Confidentiality. You agree to keep the terms and existence of this Agreement confidential to the extent allowed by law. You shall not voluntarily disclose the contents of this Agreement to other persons or third parties unless such disclosure (a) is consented to in writing by both parties, or (b) compelled by legal process such as subpoena or court or administrative order, or Securities and Exchange Commission filing. In the event of such legal process, the party receiving such process shall promptly notify the other party to this Agreement in writing of such process in order to allow the other party the opportunity to oppose the disclosure of this Agreement or its contents.

You agree to notify the Company immediately in any circumstance in which you are served with a purported order of court and/or subpoena or any request for information enforceable by law regarding your employment with the Company. You will not in any manner oppose any effort by the Parties to be Released to contest said subpoena(s) and/or orders. You further will not respond to any request prior to the resolution of any challenge by the Parties to be Released to said subpoena(s) and/or orders.

You further acknowledge you have or have had access to confidential information. You agree to keep confidential any information obtained through the performance of your duties unless ordered to disclose such information by a court of law. For purposes of this Agreement, “Confidential Information” means all (i) non-public information, (ii) knowledge, (iii) data, (iv) trade secrets (i.e., anything that gives the Company a competitive advantage), (v) proprietary information, (vi) confidential information, or (vii) information provided to the Company by its customers, suppliers, contractors, subcontractors, agents or representatives (regardless of whether the Company is contractually obligated to keep such information confidential), obtained by you from or through the Company during the course of your employment with the Company, concerning the business or affairs of the Company or the Company’s customers, suppliers, contractors, subcontractors, agents or representatives. You also agree to return all documents and electronically stored data which relate to work performed by you (except for your contacts, personal data and documents, and documents that you may retain for use as form files on the express condition that you remove all confidential information from such documents prior to using them as forms) and all company owned property.

7. Future Cooperation after Separation Date. After separation, you agree to make reasonable efforts to assist the Company including but not limited to: assisting with transition duties, assisting with issues that arise after separation of employment and assisting with the defense or prosecution of any lawsuit or claim. This includes but is not limited to providing deposition testimony, attending hearings and testifying on behalf of the Company. The Company will reimburse you for reasonable time and expenses in connection with any future cooperation after the separation date. Time and expenses can include loss of pay or using vacation time at a future employer. The Company shall reimburse you within 30 days of remittance by you to the Company of such time and expenses incurred, but in no event later than the end of the Employee’s tax year following the tax year in which you incur such time and expenses and such reimbursement obligation shall remain in effect for five years and the amount of expenses eligible for reimbursement hereunder during your tax year will not affect the expenses eligible for reimbursement in another tax year.

8. Non-solicitation. You acknowledge and recognize the highly competitive nature of the business of the Company. Without the express written permission of the Company, you agree that you will not for a period of two (2) years from the separate date, directly or indirectly solicit or hire employees of the Company for employment. Notwithstanding the foregoing, the restrictions of this Section 8 shall not apply with respect to an employee who responds to a general solicitation that is not specifically directed at employees of the Company or any of its affiliates.

9. Property. Subject to your right to retain certain files, documents and data as described in Section 6, you agree to return all Company property in your possession including, but not limited to vehicles, keys, access cards / devices, mobile phones, computers, laptops, external hard drives, flash and jump drives, credit cards and all files, documents, and records relating to the business affairs of the Company in whatever medium and of whatever kind of type.

You further agree that should it subsequently be determined by the Company that, notwithstanding the foregoing certification, you have inadvertently failed to return all proprietary or confidential information or documents in your possession or control related to the business and affairs of the Company, you will be obligated to promptly return to the Company such proprietary or confidential information and documents in your possession or control relating to the business and affairs of the Company.

10. 409A. Under the requirements of Section 409A of the Internal Revenue Code, because the Company is publicly traded, if a covered executive is a “specified employee” and the total amount of separation allowance payments payable in the first six months following the covered executive’s termination of employment under this and any other program, policy, plan or agreement with the Company and/or any of its affiliates exceeds an applicable limit and all payments will not be made within 2½ months following the end of the calendar year in which the covered executive’s employment was terminated, then the Company will delay any payment that would cause the applicable limit to be exceeded and the payments will resume, without interest, beginning with the first regular payroll cycle that is six months following termination of employment. The applicable limit under Section 409A is an amount equal to the lesser of (A) two times the covered executive’s base annual rate of salary during the calendar year immediately preceding the year of his or her employment termination and (B) $530,000 (for 2015), subject to adjustment for later years under the Internal Revenue Code. The Plans Administration Committee will identify the covered executives who are specified employees in accordance with any method permitted under Section 409A and it will advise a covered executive if the specified employee delay applies to him or her.

11. Review Period. You acknowledge and certify you have been allowed up to forty-five (45) days to consider this Agreement. You understand by signing this Agreement before the expiration of forty-five (45) days, you are waiving the balance of the period.

12. Revocation. You understand you may revoke your acceptance of this Agreement at any time within seven (7) days after you execute it by sending written notice of any revocation to the Company during which time the payments set forth will be held in abeyance.

If you want to revoke this Agreement, you must deliver a written revocation to Dan Allinger, Senior Vice President, Global Human Resources at 10260 Westheimer, Suite 700, Houston, TX 77042 within 7 days after you signed this Agreement.

13. Supersedes Prior Agreements. Any and all previous written or verbal employment agreements or understandings between you and the Company regarding the termination of your employment with the Company are hereby revoked and cancelled This Agreement does not, however, supersede, revoke, or cancel your obligations to the Company under any preexisting agreements, including but not limited to confidentiality agreement, non-compete agreement or other agreement which sets forth obligations you have to the Company which, pursuant to such agreement, survive your termination from the Company, except to the extent that the terms of such preexisting agreements are inconsistent with the terms of this Agreement in which case this Agreement shall control. This Agreement will be administered by Dianne Todd, Regional HR Manager, who will also resolve any issues regarding the interpretation, implementation, or administration of the benefits described above. However, the provision should not be construed to limit your legal rights if a disagreement exists to contest the decision of the Company.

14. Payment. After your last day of active work and once the Company receives your executed Agreements and the seven (7) day revocation period has expired, the Company will issue your severance payment in a lump sum, minus appropriate state and federal withholdings, in the Company’s next scheduled payroll.

15. Severability. The invalidity or unenforceability of a term or provision of this Agreement should not affect the validity or enforceability of any other term or provision of this Agreement, which will remain in full force and effect. Any titles or headings in this Agreement are for convenience only and shall have no bearing on the interpretation of this Agreement.

THIS SEPARATION AND GENERAL RELEASE AGREEMENT signed on this 30th day of June, 2015.

EMPLOYEE:		FRANK’S INTERNATIONAL, LLC

/s/ Brian Baird	BY:	/s/ Gary P. Luquette
Signature		Signature

Brian Baird		President and Chief Executive Officer
Printed Name		Title

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